Rider Effective Date:     [11/01/2008]
Contract Number:               [870152]
Owner:                                                [Jane Doe]
[Joint Owner:                            [John Doe]]

Allianz Life Insurance Company
of North America
[PO Box 561
Minneapolis, MN 55440-0561]
[800.624.0197]

Index Performance Strategy Rider III

This rider forms a part of the Base Contract to which it is attached and is effective on the Rider Effective Date shown above.  The Index Options provided by this rider are available for allocation on the next Index Anniversary that occurs on or immediately after the Rider Effective Date. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated under the Termination of this Rider provision.

Definitions

Base Contract
The contract to which this rider is attached.

Buffer
A Buffer is the maximum negative Index Return that we will absorb.  We declare a Buffer for each Index Option, and the Buffers will not change.  The Buffers are shown below.

Cap
A Cap is the maximum positive Performance Credit for the Index Option.  On the Term Start Date, we declare a Cap or that an Index Option is uncapped and we guarantee it for the Term.   If we declare that an Index Option is uncapped, there is no maximum positive Performance Credit for the Index Option on the Term End Date.  Caps are shown on your Index Options statement each year and will never be less than the Minimum Cap shown below.

Index Option Base
The value used to determine the dollar amount of the Performance Credit.  We establish an Index Option Base for each Index Option.

Index Option Value
The value in a selected Index Option.  We establish an Index Option Value for each Index Option.

Index Value
The value of an Index at the end of the Business Day.  Index Values are shown on your Index Options statement.

Lock Date
The Business Day that we receive an Authorized Request for a Performance Lock.

Participation Rate
A Participation Rate is a percentage of an Index Return used to calculate the Performance Credit for any Term. On the Term Start Date, we declare a Participation Rate and guarantee it for that Term. Participation Rates are shown on your Index Options statement each year and will never be less than the Minimum Participate Rate shown below.

Performance Credit
The return you may receive per Term when you allocate to an Index Performance Strategy III Index Option.
S40904-IAI-INFORCE                                                                                                          1                                                                [Admin. Tracking Identifier]

Definitions continued from previous page

Term
The period of time from the Term Start Date to the Term End Date.  The Term is shown below.

Term End Date
The day on which a Term ends. A Term End Date may only occur on an Index Anniversary.

Term Start Date
The day on which a Term begins.  A Term Start Date may only occur on an Index Anniversary.

Contract Value

The following is added to the “Contract Value” section.

How we calculate Index Option Values
On the first Term Start Date, the Index Option Value and Index Option Base for an Index Option are equal to the amount of any Purchase Payments and Transfers into the Index Option.

At the end of each Business Day other than the Term Start Date or Term End Date, the Index Option Value is equal to the Index Option Base plus its Daily Adjustment.  We establish a Proxy Value to calculate the Daily Adjustment.  The Proxy Value is determined on each Business Day based on the value of a hypothetical set of put and call options as determined by an option pricing formula.  The Daily Adjustment is calculated before we process any Partial Withdrawal or deduct any Contract Charges using the Index Option Base, the current Proxy Value, and the Proxy Value as of the Term Start Date.

At the end of each Business Day, we reduce the Index Option Value by the dollar amount withdrawn from the Index Option, including any Withdrawal Charge, and Contract Charges.  We deduct withdrawals from an Index Option proportionately based on the percentage of Contract Value in the Index Option, unless you specify otherwise.  We then reduce the Index Option Base by the same percentage by which the amount withdrawn reduced its associated Index Option Value.

On the Term End Date, we calculate the Index Option Value for the Index Performance Strategy III Index Option by applying its associated Performance Credit to its Index Option Base.  If the Term End Date is not a Business Day, we calculate the Performance Credit on the next Business Day.

On the Term End Date, we determine the Index Return for the Index Option.  The Index Return is the Index Value for the Term End Date, minus the Index Value from the Term Start Date, divided by the Index Value from the Term Start Date. If the Term Start Date is not a Business Day, we use the Index Value on the next Business Day.

If there is a Cap, and the Index Return multiplied by the Participation Rate is positive and greater than or equal to the Cap for an Index Option, then the Performance Credit for the Index Option is equal to the Cap.  If the Index Return multiplied by the Participation Rate is positive, but less than the Cap, or if the Index Option is uncapped, then the Performance Credit for that Index Option is equal to the Index Return multiplied by the Participation Rate.  If the Index Return is zero or negative, but within the Buffer, then the Performance Credit for the Index Option is zero.  If the Index Return is negative and extends beyond the Buffer, then the Performance Credit for the Index Option is equal to the Index Return plus the Buffer.

For an Index Option that receives a Performance Credit, we multiply its Performance Credit by its Index Option Base.  This result is then added to its Index Option Base.  We then set the Index Option Value equal to its Index Option Base.

Finally, on the Term End Date, for the Index Option we:
•	Increase its Index Option Value and Index Option Base by the amount of any Additional Purchase Payments and Transfers into the Index Option;
•	Reduce its Index Option Value and Index Option Base by the amount transferred out of the Index Option; and
•	Reduce its Index Option Value and Index Option Base for Withdrawals (including any Withdrawal Charge) and Contract Charges.

At the end of each Business Day we apply the Alternate Minimum Value if we pay a Death Benefit, upon annuitization, or if you take a Withdrawal.
S40904-IAI-INFORCE                                                                                                          2                                                    [Admin. Tracking Identifier]

Alternate Minimum Value

The Alternate Minimum Value provides a guaranteed minimum value on each of your Index Option Values when we pay a Death Benefit, upon annuitization, or if you take a Withdrawal.

When we pay a Death Benefit, upon annuitization, or if you take a Full Withdrawal, we compare each of your Index Option Values (after deducting any applicable fees or charges) with its Alternate Minimum Value.  If your Index Option Value is less than its Alternate Minimum Value, we add the difference to the Index Option Value before determining the amount of the Death Benefit, Annuity Payment, or Withdrawal.

If you take a Partial Withdrawal, we compare the percentage of Index Option Value withdrawn (including any Withdrawal Charge) with an equivalent percentage of its Alternate Minimum Value.  If the percentage of Index Option Value is less than the equivalent percentage of Alternate Minimum Value, we add the difference to the amount we pay to you as a Partial Withdrawal.

On the Index Anniversary that occurs on or immediately following the Rider Effective Date, the Alternate Minimum Value is equal to its associated Index Option Base multiplied by the AMV Factor shown on the Index Options Contract Schedule plus any Accumulated Alternate Interest transferred into the Index Option.  We establish an Alternate Minimum Base to calculate interest.  On the Index Anniversary that occurs on or immediately following the Rider Effective Date, we set the Alternate Minimum Base equal to the AMB Factor multiplied by its Index Option Base.  The AMB Factor is shown on your Index Options Contract Schedule.  On each Business Day, the Alternate Minimum Value is equal to the AMV Factor multiplied by its Index Option Base on the Term Start Date (adjusted proportionately for any Withdrawals, including any Withdrawal Charge) plus the Accumulated Alternate Interest, any Accumulated Alternate Interest transferred into the Index Option, and any Daily Adjustment.  The Accumulated Alternate Interest is the total amount of Alternate Interest accrued.

We credit Alternate Interest to each Alternate Minimum Value at the end of the day.  Each daily Alternate Interest is equal to the Alternate Interest Rate divided by 365 and then multiplied by its Alternate Minimum Base.  The Alternate Interest Rate is shown on your Index Options Contract Schedule.

If you take a Partial Withdrawal, each Alternate Minimum Value, Alternate Minimum Base, and Accumulated Alternate Interest is reduced by the percentage of the Index Option Value withdrawn, including any Withdrawal Charge.

If you transfer Index Option Value from an Index Option to another Index Option, we also transfer Accumulated Alternate Interest.  The dollar amount of Accumulated Alternate Interest transferred is equal to the dollar amount of Index Option Value transferred divided by the total Index Option Value for the Index Option prior to the transfer, then multiplied by the Accumulated Alternate Interest for the Index Option prior to the transfer.

On each Term End Date or, if an Index Option Value has been locked, the Index Anniversary that occurs on or immediately after the Lock Date, we reset each Alternate Minimum Base to equal its Index Option Base multiplied by the AMB Factor plus its Accumulated Alternate Interest.

Performance Lock

You can request a Performance Lock of the current Index Option Value for an unlocked Index Option by providing an Authorized Request.  We process the request on the Lock Date based on the values at the end of the Business Day. Compared with what you would have received as a Performance Credit on the Term End Date, if you exercise a Performance Lock, you may receive less than the full protection of the Buffer, less than the full Cap, or if uncapped, less than the full Index Return multiplied by the Participation Rate over the Term.

Once an Index Option Value has been locked:
•	The Index Option Value will not change until the Index Anniversary that occurs on or immediately after the Lock Date, unless it is reduced for Withdrawals and any other Contract Charges;
•	You cannot unlock the Index Option; and
•	The locked Index Option will not receive a Performance Credit on the Term End Date.

On the Index Anniversary that occurs on or immediately after the Lock Date, we set the Index Option Base equal to the Index Option Value and we will reallocate the Index Option Value according to your new allocation instructions. If you have not provided new allocation instructions, we will reallocate the Index Option Value into the same Index Option with a new Term.
S40904-IAI-INFORCE                                                                                                          3                                                    [Admin. Tracking Identifier]

Index Performance Strategy III Index Options

Allocation Guidelines:
[1. Currently, you can select up to [5] of the Index Performance Strategy III Index Options.
2. Allocations must be made in whole percentages.]

[Part [A] Index Option Rider(s):]
 Index Performance Strategy III Index Options
Index	Buffer for all Terms	Minimum Cap for all Terms	Minimum Participation Rate for all Terms	Term
[S&P 500® Index	[10.00]%	[3.00]%	[100.00]%	[3 Index Years]]
[Nasdaq-100® Index	[10.00]%	[3.00]%	[100.00]%	[3 Index Years]]
[Russell 2000® Index	[10.00]%	[3.00]%	[100.00]%	[3 Index Years]]
[EURO STOXX 50®	[10.00]%	[3.00]%	[100.00]%	[3 Index Years]]
[iShares® MSCI Emerging Markets ETF	[10.00]%	[3.00]%	[100.00]%	[3 Index Years]]
[S&P 500® Index	[10.00]%	[3.00]%	[100.00]%	[6 Index Years]]
[Nasdaq-100® Index	[10.00]%	[3.00]%	[100.00]%	[6 Index Years]]
[Russell 2000® Index	[10.00]%	[3.00]%	[100.00]%	[6 Index Years]]
[EURO STOXX 50®	[10.00]%	[3.00]%	[100.00]%	[6 Index Years]]
[iShares® MSCI Emerging Markets ETF	[10.00]%	[3.00]%	[100.00]%	[6 Index Years]]

The indexes do not reflect the dividends paid on the stocks underlying the market indexes.

On the Income Benefit Date, for any Index Option that has not reached a Term End Date, we will lock the Index Option Value before we calculate Income Payments.

Rider Fee

There is no fee for this rider.

Termination of this Rider

This rider terminates on the earlier of the Business Day before the Annuity Date or the date the Base Contract terminates.
S40904-IAI-INFORCE                                                                                                          4                                                    [Admin. Tracking Identifier]

Index Disclosures

[The Index disclaimers will populate here based on our agreements with the index companies.]

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged and apply to this rider.

Signed for the Company at its home office.

                                                                        Allianz Life Insurance Company
                                                                                  of North America

[                       ]
[Gretchen Cepek]                                                                          [Walter R. White]
Secretary                                                                    President and CEO

                                          To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [800.624.0197].

S40904-IAI-INFORCE                                                                                             5                                                                          [Admin. Tracking Identifier]